Exhibit 10.50

ADDENDUM NO.1 TO THE CONTRACT RESULTING FROM THE COMMERCIAL OFFER DATED DECEMBER 17, 2009 FOR THE PURCHASE OF CHAZA OIL

The contracting parties: ECOPETROL S.A., decentralized entity of national order, incorporated by means of Law 165 of 1948, with Tax ID No.  899-999-068-1, organized as a Mixed Economy Company according to the dispositions of article No. 2 of Law 1118 of 2006, linked/related to the Ministry of Mines and Energy, with domicile in Bogota D.C., whose bylaws are totally contained in Public Deed No. 5314 of December 14, 2007 given before Notary Second of Bogota D.C. and registered before the Chamber of Commerce, hereinafter referred in this Addendum as THE BUYER, represented by CLAUDIA L. CASTELLANOS R., of age and domiciled in this city, identified with citizenship card No. 63.314.635 issued in Bucaramanga, who in capacity of Vice-president of Supply and Marketing and with authorization contained in the Delegation Manual, acts on behalf of this company, and on the other hand, GRAN TIERRA ENERGY COLOMBIA LTD, with Tax Id No. 860.516.431-7, hereinafter THE SELLER represented by JULIAN GARCIA SALCEDO, identified with citizenship card No. 19.421.914 who acts in his capacity as legal representative and is duly authorized to execute this Addendum according to the incorporation and representation certificate issued by the Chamber of Commerce, who states that neither he nor the company he represents are disqualified on grounds of disability or any inconsistency according to the Constitution or the law, that might prevent them from entering into this Addendum.

RECITALS

1.
That by means of Sales Order issued on December 18, 2009 GRAN TIERRA ENERGY COLOMBIA LTD accepted the Commercial Offer dated December 17, 2009 issued by ECOPETROL S.A., for the purchase of 100% of the oil of property of THE SELLER, produced in Chaza Block.

2.	That on November 8, 2010 the Parties executed the Amendment No. 1 to the contract derived from the commercial offer of December 17, 2009, by which numerals 1 and 7 of the contract were modified.

3.	That the expiration date for the contract resulting from the acceptance of the Commercial Offer dated December 17, 2009 for the purchase of oil is December 31st, 2010.

4.	That the parties are interested in extending the duration of the contract resulting from the acceptance of the commercial offer of December 17, 2009 until June 30, 2011.

5.
That for purposes of the execution of this Amendment, THE BUYER previously verified the Bulletin of Fiscal Responsibility developed and published by the General Comptroller of the Republic, in which THE SELLER does not appear as one of the people who have been determined by a judicial and firm decision as fiscally responsible. Likewise, THE BUYER implemented the control mechanisms in compliance with the Manual for the Administration of the Risk of Money Laundering (AL) and the Financing of Terrorism (FT).

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6.	That in accordance with the Delegations Manual, the Vice-President of Supply and Marketing is competent to enter into this Amendment.

7.	That THE BUYER in its budget expenses has made the respective budget request for 2011 for the execution of the Contract hereof.

8.
That in accordance with the dispositions contained in the Contracting Manual of THE BUYER and having analyzed the nature and manner of implementing the performance of the Parties on the occasion of this Addendum to the sales of crude oil, the Authorized Officer has classified the risk as low, and therefore dispenses the need to require a guarantee from THE SELLER.

9.
That considering the contractual planning, the areas of Labor Relations Risk, Coordination of Risks, Coordination of Budget and Accounting and Tax Coordination of ECOPETROL S.A. were consulted, in order to avoid any labor, tax, environmental, and other risks that may be generated for Ecopetrol as a result of the execution and implementation of this Addendum.

10.
That in compliance with the guidelines for the prevention of Money Laundering and the Financing of Terrorism adopted by THE BUYER, the Legal Representative of THE SELLER represents under the seriousness of oath and subject to the sanctions of the Colombian Criminal Code:

I.
That its funds (or the funds of the entity represented) are generated in legal activities and are linked to the normal development of my activities (or activities inherent to the corporate purpose of the company represented), and otherwise, said funds do not come from any illegal activity as contemplated in the Colombian Criminal Code or in any regulation that substitutes, adds or amends it.

II.
That he (or the entity represented) has not made any transactions or operations destined to illegal activities as contemplated in the Colombian Criminal Code or in any regulation that substitutes, adds or amends it, or in favor of persons in connection with said activities.

III.
That the funds committed in the contract or legal relation with THE BUYER do not come from any illegal activity as contemplated in the Colombian Criminal Code or in any regulation that substitutes, adds or amends it.

IV.
That in the execution of the contract or legal relation with THE BUYER, it will not contract or have any relations with any third parties that carry out operations or whose funds are coming from illegal activities as contemplated in the Colombian Criminal Code or in any regulation that substitutes, adds or amends it.

V.
That the entity represented complies with all regulations on prevention and control of money laundering and the financing of terrorism) ML/FT) as may be applicable (as the case might be), having implemented the policies, procedures and mechanisms for the prevention and control to ML/FT derived from said legal provisions. A model of certification is attached in annex 1.

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Cra. 7ª No. 37-69 Piso 5, Bogotá, D.C. Colombia
Teléfono: (571)2344606

VI.
That neither him, nor the entity represented, nor its shareholders, associates or partners that directly or indirectly hold FIVE PER CENT (5%) or more of the corporate capital, contribution or participation, or its legal representatives and members of the Board of Directors are in the international listings related to Colombia in accordance with international law (United Nations listings) or in the OFAC listings, being THE BUYER authorized to conduct the verifications as deemed pertinent and to terminate any commercial or legal relationship if proved that any of such persons are found in said listings. A minute of certification is attached in annex 2.

VII.
That there are no investigations or criminal proceedings for any offenses of willful misconduct against him or against the entity represented, its shareholders or partners, that directly or indirectly hold FIVE PER CENT (5%) or more of the corporate capital, contributions or participation, or its legal representatives and its members of the Board of Directors, being THE BUYER authorized to make the verifications as deemed pertinent in data bases or in local or international public information or tot terminate any commercial or legal relationship if proved that against any of such persons there are investigations or proceedings or the existence of information in said public data bases that may place THE BUYER in front of a legal or reputational risk.

VIII.	That in the event of occurrence of any of the circumstances described in the two paragraphs above, the commitment is to communicate it immediately to THE BUYER.
IX.
That with the signature of this document, it is understood that, both he as well as the natural or legal person represented, grant their informed consent, and therefore, authorize THE BUYER to communicate to the local authorities or the authorities of any of the countries in which THE BUYER conducts operations, on any of the situations described in this document, as well as to provide to the competent authorities of such countries all the personal, public and private information, as required from him or the natural or legal person represented; and likewise for THE BUYER to make the reports to the competent authorities as considered pertinent in accordance with its regulations and manuals in connection with its system of prevention and/or management the risk of assets laundering and the financing of terrorism, waving it from any responsibility for such action.

X.
That all the documentation and information provided for entering into and execution of the contract or legal business with THE BUYER is true and accurate, being THE BUYER authorized to make any verifications as deemed pertinent and to terminate the contract or legal business if proved or becomes aware otherwise.

XI.	That no other natural or legal person has any non-legitimate interest in the contract or legal business that motivates the subscription of the statement hereof.
XII.
That he is aware, represents and accepts that THE BUYER has the legal obligation to request any clarifications as deemed pertinent in the event of circumstances based on which THE BUYER may have reasonable doubts concerning its operations or the operations of the natural or legal person represented, as well as the origin of its assets, in which case they are committed to provide the respective clarifications. If these are not satisfactory under THE BUYER’S criteria, they authorize to terminate the commercial or legal relation.

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Cra. 7ª No. 37-69 Piso 5, Bogotá, D.C. Colombia
Teléfono: (571)2344606

Based on the above, the Parties,

AGREE

FIRST CLAUSE. Modify article No. 1 (SOURCES OF SUPPLY AND VOLUME) of the contract resulting from the acceptance of the Commercial Offer dated December 17, 2009 accepted by means of Sales Order No. GTE-02-2009 issued on December 18, 2009, as follows:

“1. SOURCES OF SUPPLY AND VOLUME

THE BUYER agrees to acquire and pay one hundred percent (100%) of all the crude produced, which is property of THE SELLER in Chaza Block, and THE SELLER agrees to sell and deliver the (100%) of the crude oil of its property in accordance with the terms and conditions of this document. The contract resulting from acceptance of the commercial offer does not include the volume of oil, which is owned by the National Hydrocarbons Agency (ANH) corresponding to royalties.

The obligations of THE BUYER and THE SELLER will last for the term set forth in article No. 4 of the present document

For purposes of this commercial offer and the contract arising from acceptance of it, one barrel equals to one hundred and fifty-eight point nine hundred eighty-eight (158.988) liters.

SECOND CLAUSE. Add the following paragraph to article 7 of the contract resulting from the acceptance of the Commercial Offer dated December 17, 2009, as follows:

“FIRST PARAGRAPH. Considering the above, in the events in which THE BUYER does not acquire all the volumes nominated by THE SELLER in the final monthly schedule, the latter shall be free to sell said volumes to third parties, without this implying any breach of the contractual relation between the parties.”

THIRD CLAUSE. Modify article 4 (VALIDITY, TERMS OF EXECUTION AND SPECIAL GROUNDS FOR TERMINATION IN ADVANCE) of the contract resulting from the Commercial Offer of December 17, 2009 as follows:

“4. VALIDITY, TERMS OF EXECUTION AND SPECIAL GROUNDS FOR TERMINATION IN ADVANCE.

The validity of the Contract resulting from the Offer hereof, shall commence with its acceptance and will terminate with its liquidation.

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Teléfono: (571)2344606

The term of execution of the Contract shall begin on January 1, 2010 (with the previous fulfillment of the requirement of execution set forth in numeral 18 of this document) and will end in June 30 of two thousand eleven (2011).

The parties shall carry out the respective liquidation within a term of four (4) months counted from the date of termination of the term of execution of the Contract resulting from the acceptance of the Offer hereof.

In case THE SELLER fails to attend the liquidation, or if no agreement is reached on the content of the same within the mentioned term, THE SELLER expressly authorizes THE BUYER to proceed with the unilateral liquidation within a two (2) months term.”

FOURTH CLAUSE. Article 26 is deleted (PENALTY CLAUSE) which had been included in Addendum No. 1.

FIFTH CLAUSE. This Addendum does not imply a novation of the contract resulting from the acceptance of the Commercial Offer dated December 17, 2009 for the purchase of crude produced in Chaza Block which’s clauses continue intact except for what was modified by this document.

SIXTH CLAUSE. The Parties will enter into this Addendum with its execution. For the performance of the dispositions within, the accreditation by THE SELLER within three (3) business days after the execution of this Contract Addendum of the payment of the publication of this Addendum in the Public Contracts Newspaper (Diario Único de Contratación Pública) will be required.

SEVENTH CLAUSE. Each of the Parties of this sale and purchase agreement acknowledges and accepts the taxes and/or withholdings that apply in accordance to the Law. The payment of all national, departmental and municipal taxes, fees, charges, or similar that are caused or will be caused by this Addendum, including but not limited to those incurred by the execution, formalization, implementation and termination or liquidation of this Addendum or arising after the date of signature of this Addendum, shall be borne by the taxpayer of the relevant tax, who must pay under the law and regulations in force.

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Cra. 7ª No. 37-69 Piso 5, Bogotá, D.C. Colombia
Teléfono: (571)2344606

In witness whereof, the Parties hereto have caused this Addendum to be duly executed in Bogotá D.C. on the 15th day of December of 2010, in two copies of equal value.

THE SELLER	THE BUYER
/s/ JULIAN GARCIA SALCEDO JULIAN GARCIA SALCEDO Legal Representative	/s/ CLAUDIA L. CASTELLANOS R. CLAUDIA L. CASTELLANOS R. Vice-president of Supply and Marketing

ANNEX 1.  Model of certification of application of ML/FT regulations for companies obliged to adopt systems of AL/FT prevention
ANNEX 2. Certificate of shareholder’s interests for associates, shareholders or partners with more than five (5%) interest in the corporate capital.

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Cra. 7ª No. 37-69 Piso 5, Bogotá, D.C. Colombia
Teléfono: (571)2344606